EXHIBIT 5.1



May 22, 2000


Board of Directors
Cuidao Holding Corp.
2951 Simms Street
Hollywood, Florida 33020

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 22, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Common Stock, $.0001 par value, (the "Stock") to be sold by you pursuant to the Company's 2000 Employee/Consultant Stock Compensation Plan. (the "Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 1,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provided in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.


Very truly yours,



/s/ Mintmire & Associates
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MINTMIRE & ASSOCIATES